Exhibit 99.1

LTC Announces $85.8 Million Private Placement Debt Financing

WESTLAKE VILLAGE, Calif.--(BUSINESS WIRE)--July 23, 2012--LTC Properties, Inc. (NYSE:LTC) announced today that it entered into a private placement of 12-year senior unsecured notes (the “Notes”) in the aggregate amount of $85.8 million to a group of institutional investors. The Notes bear interest at 5.03%, mature on July 19, 2024 and have scheduled annual principal pay downs of approximately $17.2 million in years 8 through 12. The Company has used a portion of the proceeds to pay down its unsecured revolving line of credit and expects to use the remaining proceeds for general corporate purposes including acquisitions.

About LTC

The Company is a self-administered real estate investment trust that primarily invests in senior housing and long-term care facilities through facility lease transactions, mortgage loans and other investments. For more information on LTC Properties, Inc., visit the Company’s website at www.LTCProperties.com.

Forward Looking Statements

This press release includes statements that are not purely historical and are “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding the Company’s expectations, beliefs, intentions or strategies regarding the future. All statements other than historical facts contained in this press release are forward looking statements. These forward looking statements involve a number of risks and uncertainties. Please see our most recent Annual Report on Form 10-K, our subsequent Quarterly Reports on Form 10-Q, and in our other publicly available filings with the Securities and Exchange Commission for a discussion of these and other risks and uncertainties. All forward looking statements included in this press release are based on information available to the Company on the date hereof, and the Company assumes no obligation to update such forward looking statements. Although the Company’s management believes that the assumptions and expectations reflected in such forward looking statements are reasonable, no assurance can be given that such expectations will prove to have been correct. The actual results achieved by the Company may differ materially from any forward looking statements due to the risks and uncertainties of such statements.

CONTACT:
LTC Properties, Inc.
Wendy L. Simpson
Pam Kessler
(805) 981-8655